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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE



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
Bock Communications, Inc.                         Leap Wireless International Contacts:
Jessica Cardoza, Media Relations                        Sarah Thailing, Media Relations
1-714-540-1030 (ph) 1-714-540-1060 (fax)       1-858-882-6018 (ph) 1-858-882-6030 (fax)
jcardoza@bockpr.com                                          sthailing@leapwireless.com

SMARTCOM PCS Contact:                                    Jim Seines, Investor Relations
Claudia Andriasola                             1-858-882-6084 (ph) 1-858-882-6030 (fax)
56 2 203 5085 (ph)                                             jseines@leapwireless.com
claudia_andriasola@cl.bm.com
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           LEAP WIRELESS INTERNATIONAL SELLS EQUITY IN CHILEAN VENTURE
                       TO ENDESA OF SPAIN FOR $300 MILLION

     - LEAP DEMONSTRATES ABILITY TO ADD SIGNIFICANT VALUE TO SMARTCOM PCS -

SAN DIEGO - June 6, 2000 - Wireless communications carrier Leap Wireless International (Nasdaq: LWIN) announced it has completed the sale of its Chilean wireless venture, SMARTCOM PCS, to Spanish utility company Endesa, S.A. (NYSE:
ELE). Leap received $300 million in cash and notes subject to certain post-closing adjustments plus repayment of all intercompany debt between Leap and SMARTCOM. Since acquiring 100 percent control of the Chilean venture in April 1999, Leap significantly invested in the Chilean company to enhance the quality of the network, install a strong management team and launch a new brand and marketing campaign.

"We think this transaction proves Leap's ability to deploy networks, operate successful businesses and create significant value for our shareholders," said Harvey P. White, Leap's chairman and CEO. "We look forward to capturing more wireless opportunities, both by expanding our current operations in the United States and Mexico, and developing other innovative wireless voice and data ventures. We remain open to evaluating additional international opportunities with strong growth potential."

Leap expects to use the proceeds from this transaction to accelerate the roll-out of Cricket, its affordable, flat-rate local wireless service, in markets across the United States; target strategic domestic and international acquisitions; and continue to develop innovative wireless voice, mobile Internet and next-generation services. ABN Amro represented Leap in the transaction.


                                     -more-

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Leap Wireless International Sells Equity in Chilean Venture               page 2
To Endesa of Spain for $300 Million

This transaction further strengthens Leap's capital position and supports its aggressive expansion plans. In February 2000, the company raised approximately $900 million in gross proceeds in a debt and equity offering. As previously announced, Leap has also agreed to purchase up to $330 million in infrastructure and services from Lucent Technologies to roll out the Cricket service in select cities across the United States. Cricket plans to offer its simple, affordable service in 25 markets by the end of 2001. PEGASO, the Mexican wireless carrier that Leap co-founded, currently offers service in the country's four largest cities and is building out its planned nationwide network.

ABOUT SMARTCOM PCS

SMARTCOM PCS first launched service in September 1998 as Latin America's first nationwide wireless network using Code Division Multiple Access (CDMA) digital technology. SMARTCOM offers nationwide service in Chile, one of Latin America's most advanced markets in wireless communications. SMARTCOM is dedicated to offering an "Intelligent Choice" for Chilean consumers. For more information, please visit www.smartcompcs.cl.

ABOUT ENDESA, S.A.

Endesa is the third largest private electric utility in the world by market capitalization and the first in Latin America. Endesa has carried out a successful diversification in telecommunications in Spain, becoming the leading shareholder in AUNA, the Spanish alternative global telecom operator that totals more than five million clients in mobile, fixed, CATV and Internet business. From its regional headquarters in Santiago, Endesa currently oversees an extensive portfolio of Latin American utilities serving 13 million clients in six countries. In case you may request further information, please visit our Website at www.endesa.es.

ABOUT LEAP WIRELESS INTERNATIONAL, INC.

Leap Wireless International, Inc., headquartered in San Diego, Calif., is dedicated to playing a leading role in transforming wireless communications for the mass consumer market. As a different kind of wireless company, Leap is designing solutions to make the wireless future a reality. Leap intends to spark the wireless revolution by offering innovative voice, mobile Internet and next-generation services that deliver value to customers. For more information, please visit www.leapwireless.com.

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This news release contains certain "forward-looking statements," including statements regarding the effects of closing the contemplated transaction, the timing of future market development and the development and use of wireless data services and related technologies. This transaction is subject to customary conditions, including the negotiation and executive of a definitive agreement. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "project" or similar


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Leap Wireless International Sells Equity in Chilean Venture               page 3
To Endesa of Spain for $300 Million

expressions. The ability of the Company to predict actual results and other future events is inherently uncertain. Important factors which may cause actual results to differ materially from the forward-looking statements contained herein or in other public statements by the Company are described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1999 and other documents on file with the Securities and Exchange Commission. Those risk factors include uncertainties relating to the transaction, the content and timing of future product and service offerings, competitive technologies, costs, profitability and the ability to raise sufficient capital for continued expansion and operation.